Exhibit 10.1

Carlisle Companies Incorporated 13925 Ballantyne Corporate Place, Suite 400 Charlotte, NC 28277
Phone: Fax:	704-501-1100 704-501-1190

Stephen P. Munn Chairman of the Board

June 5, 2007

Mr. David A. Roberts
3310 Crestmoor Bay
Woodbury, Minnesota 55125

Dear David:

On behalf of the Board of Directors (the “Board”), I am pleased to offer you employment as Chairman, President and Chief Executive Officer of Carlisle Companies Incorporated (“Carlisle” or the “Company”) in Charlotte, North Carolina, as follows:

1.             Duties.  Your employment will commence on or about June 18, 2007, or as may be otherwise agreed (your “Employment Date”).   You will report to the Board and be responsible for the operations and financial performance of the Company consistent with the duties and responsibilities set forth in the By-Laws of the Company, and have such other duties as the Board may reasonably determine.  You have been elected Chairman of the Board, President and Chief Executive Officer of Carlisle.

2.             Base Salary.  Your starting salary will be $75,000 per month, payable in accordance with the Company’s regular payroll practices.  Compensation is reviewed annually by the Compensation Committee of the Board, provided that your base salary and bonus potential will not be reduced.

3.             Bonus.  You will be eligible to earn an annual target bonus of 200% of your base salary actually paid during the year.  For the 2007 calendar year, the Company agrees to pay you a minimum bonus of $1,500,000.  Bonus payments are typically made in February based on the prior year’s performance and are determined by the Compensation Committee.  Prior to commencement of each fiscal year of the Company, the Compensation Committee will establish performance criteria, goals and achievement levels for the award of the annual target bonus.

4.             Stock Options. On your Employment Date, you will receive a 10-year non-qualified option (using the Company’s standard form of Nonqualified Stock Option Agreement as modified in the form attached hereto) to purchase 200,000 shares of the Company’s common stock at the closing price of the stock on your Employment Date.  The options will vest as follows: (i) 66,667 option shares on your Employment Date, (ii) 66,667 option shares on the one-year anniversary of your Employment Date, and (iii) the remaining 66,666 option shares on the second anniversary of your Employment Date.  Future stock option grants will be determined annually by the Compensation Committee.  All option grants are subject to the terms and conditions of the Company’s Amended and Restated Executive Incentive Program (the “Program”).  The Company, at its expense, will assist you with all necessary securities law filings in connection with all of your options and restricted stock.

5.             Restricted Stock Grant.  On your Employment Date, you will receive a grant of 100,000 “restricted” shares under the Program.  This grant is being made to compensate you for the current incentive plan opportunity, retirement and other benefits with your current employer that you will be foregoing by accepting this position with Carlisle.  The restriction on these shares will lapse and will be distributed to you as follows:  (i) 20,000 shares on the one-year anniversary of your Employment Date, (ii) 20,000 shares on the second anniversary of your Employment Date, (iii) 20,000 shares on the third anniversary of your Employment Date, (iv) 20,000 shares on the fourth anniversary of your Employment Date, and (v) the remaining 20,000 shares on the fifth anniversary of your Employment Date; provided you continue to be employed by Carlisle on such distribution dates.  The restriction will also lapse if your employment is involuntarily terminated for other than gross and willful misconduct or by death or disability, or is terminated by you for Good Reason.  During the period of restriction, you will not be able to sell or otherwise dispose of the shares, but you will receive all dividends paid with respect to the shares.

6.            Separation Pay.  In the event that your employment is terminated involuntarily for other than gross and willful misconduct, or is terminated by you for Good Reason, you will be paid, on or before your last day of employment, a lump sum cash amount equal to two times the highest annual compensation (including base salary and bonus) paid or payable to you by the Company from either of the 2 years ending with the date of your date of termination.  In addition, all stock options and restricted shares shall automatically vest, and such stock options shall continue to be exercisable for the remaining term thereof.  The lump sum cash amount shall be paid on or before your last day of employment to the maximum extent permitted by Section 409A of the Internal Revenue Code and applicable regulations, with the remainder, if any, payable on the date that is the six month anniversary of such last day.  For purposes of this letter, gross and willful misconduct includes (i) wrongful appropriation of Company funds, (ii) serious violation of Company policy that is not remedied by you within 30 days following written notification from the Board specifying with particularity such violation, (iii) breach of fiduciary duty or (iv) conviction of a felony.  Gross and willful misconduct shall not include any action or inaction by you contrary to the direction of the Board with respect to any initiative, strategy or action of the Company, which action or inaction you reasonably believe is in the best interest of the Company.  Your employment will be deemed to be terminated for “Good Reason” if you resign because of a reduction of your compensation (base salary and bonus potential), perquisites provided in this letter or benefits (other than reductions in benefits resulting from changes in Carlisle’s employee benefit programs affecting officers generally), or your responsibilities, duties or position (as Chairman of the Board, President and Chief Executive Officer of Carlisle) are diminished in any way, or you are required to relocate more than 50 miles outside of Charlotte, North Carolina.  Notwithstanding the foregoing, in the event that on or after the fifth anniversary of your employment, you agree to transition your role to that of Chairman only, the Company shall be relieved of its obligation to provide you with any separation pay under this Paragraph 6.

7.            Change of Control.  On your Employment Date, you will be entitled to participate in the Company’s Executive Severance Program providing for benefits in the event of “change of control” defined generally as an acquisition of 20% or more of the outstanding voting shares of the Company or a change in the majority of the Company’s Board of Directors.  As more fully described in your Executive Severance Agreement, in the event of a termination of your employment for any reason (either voluntary or involuntary, other than as a consequence of your death, disability or normal retirement) within three years of a “change in control,” you shall be entitled to three years compensation, including bonus, retirement benefits equal to the benefits that you would have received had you completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years, and relocation assistance.  In addition, all stock options and restricted shares would automatically vest upon a “change of control” and such stock options shall continue to be exercisable for the remaining term thereof.  The compensation and benefits payable under this Paragraph 7 shall be reduced by the compensation and benefits otherwise payable under Paragraph 6 above.

8.             Employee Benefit Plans.  You will be entitled to participate in all employee benefit plans, from time to time in effect, and generally available for Carlisle’s senior executives, subject to plan terms and applicable Company policies.  Currently, the Company offers its executives group health and dental plans, life insurance, travel/accident, long-term disability insurance and a 401(k) plan.  Carlisle will also reimburse you for reasonable tax preparation and financial planning expenses as well as the cost of an annual executive physical examination at the Mayo Clinic.

9.             Pension Benefit.  Carlisle agrees to amend its supplemental pension plan to provide you with the currently projected pension benefit payable to you at retirement under your existing pension program.  Such amendment shall be in a form mutually agreeable to you and Carlisle and shall be completed and approved within 60 days after the date hereof.  As we discussed, you have agreed to consider remaining employed until age 65.  The benefit payable under Carlisle’s supplemental pension plan will be reduced by the actual benefit payable to you under your current pension program.  The supplemental benefit will vest at the rate of 20% on each of the first five anniversaries of your Employment Date, or will vest at 100% upon the involuntary termination of your employment for other than gross and willful misconduct, or the termination of your employment by you for Good Reason.  If you retire prior to age 65, your supplemental pension benefit will be actuarially reduced for early commencement using the same actuarial factors and methods as are used at such time for similar pension reductions under Carlisle’s employee pension plan.  The benefit is payable entirely from the supplemental pension plan, which is unfunded and a general obligation of Carlisle.

10.           Retiree Medical.  Following your retirement at age 65 or the involuntary termination of your employment for other than gross and willful misconduct, or the termination of your employment by you for Good Reason, Carlisle will provide you medical and dental coverage for the life of you and your wife at the monthly premium rate then in effect for Carlisle’s senior executives.

11.           Relocation Package.  With respect to your relocation, Carlisle will reimburse you for the closing costs attributable to the sale of your home in Woodbury, Minnesota, including customary brokerage costs as well as the closing costs attributable to the purchase of a home in the Charlotte area.  Carlisle will also provide temporary living accommodations in Charlotte until you purchase your new home.  In addition to the foregoing, on July 2 Carlisle will pay you $100,000 for additional relocation assistance.  If you are not able to sell your home in Woodbury, Minnesota by August 15, 2007, at your option, the Company will purchase your home at the then fair market thereof, determined by an independent appraiser mutually agreed to by you and the Company.

12.           Club Membership and Dues.  Carlisle will pay (or reimburse you) for membership in a golf and country club of your choice in the Charlotte area as well as monthly or annual dues thereafter.

13.           Attorney’s Fees.  Carlisle will reimburse you for the reasonable fees of your attorneys in connection with your consideration of this offer and review of the amendment to Carlisle’s supplemental pension plan described in Paragraph 9 above.

14.           Vacation.  You will be entitled to four weeks of vacation per year.

15.           Make-Whole Provision.  Notwithstanding any provisions hereof or in any other plan, agreement or program referenced herein or otherwise maintained by the Company (the “Other Plans”), any payments or benefits to which you may become entitled hereunder or under the Other Plans shall not be reduced due to the application of Sections 280G and 4999 of the Internal Revenue Code (collectively, the “Code Sections”).

16.           409A Savings Clause.  Carlisle agrees to propose such changes to this Agreement as may be required to comply with Section 409A of the Internal Revenue Code, provided that any such change shall not reduce your compensation or benefits hereunder and must otherwise be acceptable to you.

To accept this offer, please sign a copy of this letter and return it to me.

Dave, we are delighted at the prospect of you joining Carlisle.

Very truly yours,

/s/ Stephen P. Munn
Stephen P. Munn, Chairman

AGREED AND ACCEPTED:

/s/ David A. Roberts
David A. Roberts

Date:	6-11-07

CARLISLE COMPANIES INCORPORATED
NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement (the “Agreement”) is made as of                     (the “Date of Grant”) by and between Carlisle Companies Incorporated, a Delaware corporation (the “Company”) and                     (the “Optionee”).

1.             Grant of Option Right. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s Executive Incentive Program (the “Program”), the Company hereby grants to the Optionee as of the Date of Grant an option (the “Option Right”) to purchase                     Common Shares, at the price of $                    per share (the “Option Price”). This Option Right is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.

2.             Exercise of Option Right.

(a)           Unless and until terminated as hereinafter provided, the Option Right will become exercisable as set forth in Table I below:

TABLE I

Option Vesting Dates	Number of Shares Vested - Installments	Number of Shares Vested - Total

(b)           Notwithstanding the provisions of Section 2(a), the Option Right will become immediately exercisable in full if, prior to the date the Option Right becomes fully exercisable pursuant to Section 2(a), (i) the Optionee ceases to be an employee of the Company or any Subsidiary as a result of his death, Disability, Retirement, involuntary termination by the Company for other than gross or willful misconduct, or termination by Optionee for “Good Reason” (as defined in the Employment Agreement between the Company and the Optionee dated June      , 2007), or (ii) a Change in Control occurs while the Optionee is in the employ of the Company and its Subsidiaries, subject to Section 15(n) of the Program.

3.             Forfeiture of Option Right. The Option Right shall be forfeited (to the extent it has not become exercisable pursuant to Section 2) if the Optionee ceases to be continuously employed by the Company and its Subsidiaries.

4.             Payment of Option Price. The Option Price is payable (a) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, or (b) any other method approved by the Company.

5.             Term of Option Right. The Option Right will terminate on the earliest of the following dates:

(a)           One year after the Optionee ceases to be an employee of the Company or any Subsidiary as a result of his death, Disability, Retirement, involuntary termination by the Company for other than gross or willful misconduct, or termination by Optionee for “Good Reason” (as defined in the Employment Agreement between the Company and the Optionee dated June   , 2007;

(b)           Ninety days after the Optionee ceases to be an employee of the Company or any Subsidiary for any reason other than as described in Section 5(a), subject to Section 15(m) of the Program; or

(c)           Ten years from the Date of Grant (i.e.,                   ).

6.             Transferability. Except with the consent of the Compensation Committee (the “Committee”), the Option Right may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Optionee; provided, however, that the Optionee’s rights with respect to such Option Right may be transferred by will or pursuant to the laws of descent and distribution.

7.             No Employment Contract. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Optionee.

8.             Taxes and Withholding. To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with Common Shares obtained upon the exercise of the Option Right, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of such Common Shares that the Optionee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. The Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Common Shares that are delivered to the Optionee upon the exercise of the Option Right, and the Common Shares so surrendered by the Optionee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender.

9.             Adjustments. The Committee may make or provide for such adjustments in the Option Price and in the number and kind of shares of stock covered by this Agreement, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets (including, without

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limitation, a special or large non-recurring dividend) or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Common Shares such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Common Shares.

10.           Amendments. Subject to the terms of the Program, the Committee may modify this Agreement upon written notice to the Optionee. Any amendment to the Program shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

11.           Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.           Relation to Program. The Option Right granted under this Agreement and all the terms and conditions hereof are subject to the terms and conditions of the Program. This Agreement and the Program contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Program, the Program shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Program. The Committee acting pursuant to the Program, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant or exercise of the Option Right.

13.           Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

14.           Notices. Any notice to the Company provided for herein shall be in writing to the Company and any notice to the Optionee shall be addressed to the Optionee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has also executed this Agreement in duplicate, as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of the Option Right granted thereunder on the terms and conditions set forth herein and in the Program.

Date:

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CARLISLE COMPANIES INCORPORATED
RESTRICTED SHARE AGREEMENT

This Agreement (the “Agreement”) is made as of                                          (the “Date of Grant”) by and between Carlisle Companies Incorporated (the “Company”) and                                                   (the “Grantee”).

1.             Grant of Restricted Shares.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s Executive Incentive Program (the “Program”), the Company hereby grants to the Grantee as of the Date of Grant                      Common Shares as Restricted Shares (the “Restricted Shares”).  The Restricted Shares shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Grantee’s name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

2.             Restrictions on Transfer of Restricted Shares.  The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Restricted Shares have become nonforfeitable as provided in Section 3 hereof; provided, however, that the Grantee’s rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution.  Any purported transfer or encumbrance in violation of the provisions of this Section 2 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares.

3.             Vesting of Restricted Shares.  The Restricted Shares shall become nonforfeitable on                                           if the Grantee shall have remained in the continuous employ of the Company and its Subsidiaries until such date.  Subject to the terms of the Program and notwithstanding the preceding sentence, all of the Restricted Shares shall immediately become nonforfeitable if, prior to the date the Restricted Shares become fully nonforfeitable pursuant to the preceding sentence, and while the Grantee is in the employ of the Company and its Subsidiaries, (a) the Grantee dies, (b) the Grantee’s Disability occurs, (c) the Grantee’s Retirement occurs, (d) the involuntary termination of the Grantee by the Company for other than gross or willful misconduct, (e) the termination by the Grantee for “Good Reason” (as defined in the Employment Agreement between the Company and the Grantee dated June    , 2007), or (f) a Change in Control occurs.

4.             Forfeiture of Shares.  The Restricted Shares shall be forfeited if the Grantee ceases to be continuously employed by the Company and its Subsidiaries prior to the date the Restricted Shares become fully nonforfeitable pursuant to Section 3.  In the event of a forfeiture, the certificate(s) representing the Restricted Shares covered by this Agreement shall be canceled.

5.             Dividend, Voting and Other Rights.  Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.  The Grantee acknowledges that the Restricted Shares are being acquired for investment and that the Grantee has no current intention to transfer, sell or otherwise dispose of such shares, except as permitted by the Program and in compliance with Applicable Laws.

6.             Retention of Stock Certificate(s) by the Company.  The certificate(s) representing the Restricted Shares shall be held in custody by the Company, together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 3 of this Agreement.  The Grantee hereby irrevocably appoints any officer of the Company as his or her attorney-in-fact to transfer the Restricted Shares to the Company in the event of the forfeiture of such shares.

7.             No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

8.             Taxes and Withholding.  To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with the issuance or vesting of the Restricted Shares, and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

9.             Amendments.  Subject to the terms of the Program, the Board may modify this Agreement upon written notice to the Grantee.  Any amendment to the Program shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Any waiver of any term or condition or breach of this Agreement shall not be a waiver of any other term or condition or of the same term or condition.

10.           Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11.           Relation to Program.  This Agreement is subject to the terms and conditions of the Program.  This Agreement and the Program contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto.  In the event of any inconsistency between the provisions of this Agreement and the Program, the Program shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Program.  The Compensation Committee acting pursuant to the Program, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Restricted Shares.

12.           Successors and Assigns.  Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators,

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heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Restricted Shares granted thereunder on the terms and conditions set forth herein and in the Program.

Grantee

Date:

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